FOR IMMEDIATE RELEASE	Exhibit 99.1
November 7, 2007

Citizens Bancshares Corporation Announces Third Quarter Earnings

ATLANTA, November 7, 2007/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2007 third quarter earnings of $0.32 per diluted share which is consistent with the same period last year.

Net income for the third quarter increased slightly by $5,000 to $668,000 compared to $663,000 a year earlier. This increase is primarily due to several adjustments made to the Company’s asset/liability strategies to manage the pressure on earnings and profitability that the flat to inverted yield curve has had on the Company. For the three month period ended September 30, 2007, the Company’s net interest income improved by $133,000 or 4 percent to $3,599,000 compared to the same period last year. Also, the Company did not invest in or maintain any subprime loans in its investment or loan portfolios.

Other highlights of the third quarter of 2007 included:

•                  Total loans receivable net of runoffs increased by $4 million to $236 million for the three month period.

•                  Net interest margin increased by 7 bps to 4.60 percent for the three month period.

•                  Total revenues increased by $333,000 to $6,855,000 from $6,522,000 during the same period last year.

•                  Operational efficiency continues to improve as staffing levels decreased by 7 full-time employees for the quarter.

•                  Our Columbus, Georgia financial center relocated to a larger facility on Macon Road, a highly traveled and easily accessible location.

•                  No provision expense for loan losses was needed for the quarter.

For the nine month period ending September 30, 2007, net income compared to the same period last year, decreased by $250,000 to $1,873,000 primarily due to the impact of a $200,000 legal judgment the Company accrued in the first quarter of 2007, which is being appealed. Earnings per diluted share for the nine month period were $0.90 compared to $1.02 per diluted share for the same period in 2006.

Management determined that no additions to the provisions for loan losses were necessary for the nine month period in 2007 compared to $30,000 for the same period in 2006. The allowance for loan losses was $2.9 million at September 30, 2007 compared to $3.1 million at December 31, 2006. The Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at September 30, 2007 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With over 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institutions with assets of approximately $337 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank – A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation